VALERO ENERGY CORPORATION

                                    TO

                           BANKERS TRUST COMPANY
                                  Trustee

                       FIRST SUPPLEMENTAL INDENTURE

                       Dated as of November __, 1994


Supplementing and Amending Indenture Dated as of March 30, 1992

         FIRST SUPPLEMENTAL INDENTURE, dated as of November __, 1994, between VALERO ENERGY CORPORATION, a Delaware corporation (hereinafter called the "Company"), having its principal executive office at 530 McCullough Avenue, San Antonio, Texas 78215, and Bankers Trust Company, a New York banking corporation, as Trustee (hereinafter called the "Trustee"), having its principal corporate trust office at Four Albany Street, New York, New York 10006.

                          RECITALS OF THE COMPANY

         The Company has executed and delivered to the Trustee its Indenture, dated as of March 30, 1992 (hereinafter called the "Indenture"), to provide for the issuance from time to time of its debentures, notes, bonds or other evidences of indebtedness, to be issued in one or more series, as provided in the Indenture.

         The Company, in the exercise of the power and authority conferred upon and reserved to it under the provisions of the Indenture, and pursuant to appropriate resolutions of the Board of Directors, has duly determined to make, execute and deliver to the Trustee this First Supplemental Indenture to the Indenture in order to reflect the results of the acquisition by the Company of the approximately 51% effective equity interest in the Natural Gas Partnership previously owned by the public through a merger.

         The Indenture provides that without the consent of any Holders, the Company and the Trustee may enter into a supplemental indenture to the Indenture to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities appertaining thereto and the Company has determined that this First Supplemental Indenture may be entered into without the consent of any Holder in accordance with
Section 1101(2) of the Indenture.

         The Company has duly authorized the execution and delivery of this First Supplemental Indenture and all things necessary have been done to make this First Supplemental Indenture a valid agreement of the Company, in accordance with its terms.

         NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE
WITNESSETH:

         For and in consideration of the premises, the sufficiency of which is hereby acknowledged, the Company and the Trustee hereby agree and provide as follows:

                                ARTICLE ONE

                              CONCERNING THE
                          NATURAL GAS PARTNERSHIP

SECTION 101.  Definition of Subsidiary.

         The Indenture is hereby amended by deleting the second and third sentences of the definition of "Subsidiary" in their entirety and inserting in lieu thereof the following:

         "Notwithstanding the foregoing, neither the Natural Gas Partnership nor any Subsidiary thereof otherwise constituting a `Subsidiary' pursuant to the provisions of the foregoing sentence shall be deemed a `Subsidiary' for any purposes of this Indenture for any period prior to the date of the First Supplemental Indenture hereto."

SECTION 102.  Mortgages.

         The Indenture is hereby (1) amended by deleting the word
"and" at the end of clause (p) of Section 1205, (2) supplemented by inserting as clause (q) in Section 1205 the following:

         "Mortgages on any property of the Natural Gas
Partnership or any Subsidiary thereof existing at the date of the First Supplemental Indenture (or property constituting substitutions or replacements for, or accessions to, property which is encumbered pursuant to after-acquired property provisions of the agreements in accordance with which such Mortgages were granted); and"

and (3) amended by renumbering the current clause (q) of Section
1205 as clause (r) and amending so much of the first sentence thereof as appears prior to the first proviso therein to read in its entirety as follows:

         "Any renewal, refunding or extension of maturity, in whole or in part, of any Mortgage created or assumed in accordance with the provisions of subdivision (a), (b), (c), (d),
(n), (o), (p) or (q) above; . . ."

                                ARTICLE TWO

                          CONCERNING THE TRUSTEE

SECTION 201.  Terms and Conditions.

         The Trustee accepts the trust hereby created and agrees to perform the same upon the terms and conditions herein and in the Indenture set forth.

SECTION 202.  No Responsibility.

         The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Company for or in respect of the recitals herein contained, all such recitals being made by the Company solely.

                               ARTICLE THREE

                         MISCELLANEOUS PROVISIONS

SECTION 301.  Defined Terms.

         All terms used in this First Supplemental Indenture which are defined in the Indenture shall have the meanings specified in the Indenture unless the context of this First
Supplemental Indenture otherwise requires.

SECTION 302.  Counterparts.

         This First Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

SECTION 303.  Governing Law.

         This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New
York.

SECTION 304.  Indenture Remains in Effect.

         Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

SECTION 305.  Part of Indenture.

         This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Debt
Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 306.  Effectiveness.

         This First Supplemental Indenture shall become effective as of the date first written above.

         IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                  VALERO ENERGY CORPORATION


                                  By:
                                    Name:
                                    Title:
Attest:


By:
  Name:
  Title:

                                  BANKERS TRUST COMPANY, as
                                  Trustee


                                  By:
                                      Name:
                                      Title:
Attest:


By:
    Name:
    Title: